CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

513-870-2768

Media Contact:  Joan O. Shevchik

513-603-5323

Cincinnati Financial 2006 Net Income at $5.30 per Share and Operating Income* at $2.82

Cincinnati, February 7, 2007 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

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Fourth-quarter net income of 75 cents per share and operating income of 70 cents per share

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Full-year net income of $5.30 per share including $2.35 from first-quarter 2006 sale of Alltel common stock holding.

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Record book value of $39.38 per share, up 12.9 percent from year-end 2005.

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Property casualty underwriting profits of $181 million tempered by higher catastrophe losses, increased loss severity and less savings from favorable development on prior period losses as well as higher underwriting expenses.

Financial Highlights

(Dollars in millions except share data)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Revenue Highlights
Earned premiums	$832	$803	3.6	$3,278	$3,164	3.6
Investment income	145	136	6.7	570	526	8.4
Total revenues	995	967	2.9	4,550	3,767	20.8
Income Statement Data
Net income	$130	$183	(28.6)	$930	$602	54.5
Net realized investment gains and losses	8	16	(49.7)	434	40	993.0
Operating income*	$122	$167	(26.6)	$496	$562	(11.8)
Per Share Data (diluted)
Net income	$0.75	$1.03	(27.2)	$5.30	$3.40	55.9
Net realized investment gains and losses	0.05	0.09	(44.4)	2.48	0.23	978.3
Operating income*	$0.70	$0.94	(25.5)	$2.82	$3.17	(11.0)

Book value				$39.38	$34.88	12.9
Cash dividend declared	$0.335	$0.305	9.8	$1.34	$1.205	11.2
Weighted average shares outstanding	174,988,162	177,045,508	(1.2)	175,451,341	177,116,126	(0.9)

Insurance Operations Highlights

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3.8 percent and 3.3 percent increases in fourth-quarter and full-year property casualty net written premiums.

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Strong commercial lines growth with 2006 net written premiums up 6.7 percent and new business written by our agencies up 14.9 percent to a record $324 million.

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Second-half 2006 personal lines new business up 17.6 percent. Pricing changes made July 1, 2006, improved ability to market personal lines.

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94.5 percent and 94.3 percent fourth-quarter and full-year property casualty combined ratios, in line with previous announcement.

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5.5 percentage points from catastrophe losses in the 2006 fourth-quarter and full-year combined ratios. In the comparable 2005 periods, catastrophe losses accounted for 5.6 and 4.1 percentage points of the ratios.

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4 cents and 19 cents contribution from the life insurance operations to fourth-quarter and full-year operating income.

Investment and Balance Sheet Highlights

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6.7 percent and 8.4 percent growth in fourth-quarter and full-year pretax investment income.

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Book value of $39.38 at year-end 2006, up $4.50 from year-end 2005. Invested assets rose on new investments and appreciation in the equity portfolio.

Full-year 2007 Outlook**

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Property casualty net written premium growth expected to be in the low single digits in 2007. New agency appointments and new states to help drive long-term growth.

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Combined ratio expected to be 97 percent to 99 percent in 2007, assuming catastrophe losses contribute approximately 5.5 percentage points.

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Investment income growth target at 6.5 percent to 7.0 percent range for 2007.

*

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**

Outlook and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement (see Page 10).

Current Results and Long-term Position

“We reached record levels of new business and total property casualty insurance premiums in 2006 in the face of growing competition,” said John J. Schiff, Jr., CPCU, chairman and chief executive officer. “Business policyholders continued to respond favorably to their local independent agents’ presentation of the Cincinnati value proposition. In the second half of the year, agents and personal lines policyholders responded to new pricing for Cincinnati’s personal lines products with higher customer retention rates and rising new business. Further, our equity-focused investment strategy led to another year of record investment income and record book value.”

“However, other factors dampen our enthusiasm for those favorable results. Nine catastrophe events, primarily storms affecting our policyholders in the Midwest, led to a record level of catastrophe losses even as the industry experienced a lighter catastrophe year. Loss severity crept upward. And ongoing investment in our people and our infrastructure, including technology and systems to make it easier for agents to do business with our company, contributed to expenses rising more rapidly than premiums,” Schiff noted.

“Finally, this year’s earnings reflected the adoption of stock option expensing, and as anticipated, savings from favorable development on prior period losses was below the unusually high level of the past few years,” Schiff noted.

“We look beyond this year with confidence. We remain committed to providing a stable market for our agents’ high quality business, underwriting this business carefully and producing steady value for our shareholders, as represented by the board of directors’ recent decision to increase our 2007 indicated annual dividend by 6 percent, which would mark the 47th consecutive year of increase in that measure. Their action reflected our belief that we can achieve above-industry-average growth in written premiums and industry-leading profitability over the long term by building on our proven strategies: strong agency relationships, front-line underwriting, quality claims service, solid reserves, and total return investing,” Schiff said.

New States and New Agency Appointments to Support Continued Growth

Schiff added, “We finished 2006 with more agencies than ever, making 55 new agency appointments during the course of the year. Over the past 10 years, we have selectively added more than 400 highly professional agencies. As part of our plans for 2007, we expect to appoint another 50+ agencies. We are working on plans to enter New Mexico and eastern Washington within the next year and will soon begin the process by preparing policy forms and rates to submit to the departments of insurance in those states.

“Whether appointing new agencies in our current states or moving into new geographic areas, we look for the most professionally managed agencies in each area where we see opportunities to bring Cincinnati’s insurance products and services to families and businesses. Field teams introduce these agencies to the Cincinnati value proposition – customized coverage packages, multi-year commercial policies, superior claims service, our A++ rating from A.M. Best Co. and local field representatives with decision-making authority. Within the five years following an appointment, Cincinnati sets out to earn a prominent position among the carriers serving that agency. We have seen annual premiums from newly appointed agencies rise to an average of approximately $2 million by the fifth year.”

2006 Catastrophe Losses

James E. Benoski, vice chairman, chief insurance officer and president, said, “Again in 2006, policyholders had ample opportunities to benefit from the Cincinnati relationship. In early October, a Midwest storm caused heavy hail damage in central Ohio, resulting in an estimated $38 million of losses for our policyholders. In late-November, another storm across the Midwest resulted in $8 million of fourth-quarter losses.

“Of the more than 12,000 catastrophe claims reported through January 31, 2007, for severe storms during 2006, more than 90 percent are already closed. Our field claims representatives’ prompt responses and personal approach reflect positively on our agents, supporting their marketing efforts,” Benoski noted.

2007 Property Casualty Outlook Update

Kenneth W. Stecher, chief financial officer and executive vice president commented, “While we expect competition to continue accelerating in most property casualty business lines in 2007, we believe that our strong agency relationships will lead to full-year 2007 net written premium growth in the low single digits. That growth rate takes into account an anticipated $22 million increase in reinsurance premiums we pay. Our strong financial position affords us the flexibility to help manage the increase by raising our risk retention to a slightly higher level.”

Stecher added, “If catastrophe losses contribute approximately 5.5 percentage points to the ratio, we would expect the full-year combined ratio to be in the 97 percent to 99 percent range. Several factors support this view. First, the loss and loss expense ratio may move up as pricing becomes even more competitive and loss costs increase.

“Second, we continue to see favorable reserve development attributable to improving loss trends following the re-underwriting of our commercial lines business between 2000 and 2003. As more data that reflects the improved commercial lines risk profile becomes available, we should be able to improve the accuracy of our initial estimates of reserves for incurred by not yet reported claims. Over the next several years, these ongoing improvements in the accuracy of reserve estimates should result in savings from favorable development moving below this year’s level.

“Finally, continued investment in people and technology may contribute to an increase in other underwriting expenses, particularly while premium growth is slowing.”

Investment Strategy Key to Long-term Growth and Stability

“Our buy-and-hold equity investing strategy is key to the company’s long-term growth and stability,” Schiff noted. “We are looking for pretax investment income growth in the range of 6.5 percent to 7.0 percent in 2007, and we continue to invest to further build book value, an important measure of our long-term success.”

Schiff noted, “In 2007, we anticipate allocating a higher proportion of cash available for investment to equity securities. We continue to identify companies with the potential for revenue, earnings and dividend growth, a strong management team and favorable outlook. These equities offer a steadily increasing flow of dividend income along with the potential for capital appreciation.”

Stecher added, “When allocating available cash for investment between fixed-maturity securities, equities and share repurchase, we are mindful of rating agency capitalization measures. We believe that our strong capitalization and high insurer financial strength ratings give our agents a distinct advantage marketing to value-oriented clients.”

Property Casualty Insurance Operations

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$755	$727	3.8	$3,178	$3,076	3.3

Earned premiums	$802	$775	3.5	$3,164	$3,058	3.5

Loss and loss expenses excluding catastrophes	458	373	22.6	1,833	1,685	8.8
Catastrophe loss and loss expenses	44	44	1.1	175	127	37.9
Commission expenses	144	142	1.6	596	592	0.7
Underwriting expenses	108	93	14.6	363	319	13.9
Policyholder dividends	4	(2)	300.9	16	5	208.1
Underwriting profit	$44	$125	(64.6)	$181	$330	(45.2)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	57.1%	48.2%		58.0%	55.1%
Catastrophe loss and loss expenses	5.5	5.6		5.5	4.1
Loss and loss expenses	62.6%	53.8%		63.5%	59.2%
Commission expenses	18.0	18.3		18.8	19.4
Underwriting expenses	13.3	12.1		11.5	10.4
Policyholder dividends	0.6	(0.3)		0.5	0.2
Combined ratio	94.5%	83.9%		94.3%	89.2%

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3.8 percent rise in fourth-quarter property casualty net written premiums, with a 3.3 percent full-year increase.

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$88 million in fourth-quarter new business written directly by agencies, up 6.3 percent. Full-year new business rose 13.5 percent to $357 million.

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1,066 agency relationships with 1,289 reporting locations marketing our insurance products at year-end 2006, up from 1,024 agency relationships with 1,252 locations at year-end 2005.

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94.3 percent full-year 2006 property casualty combined ratio. The ratio rose 5.1 percentage points largely because of softer pricing, higher catastrophe losses, increased loss severity, less savings from favorable development on prior period losses and higher expenses.

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$44 million in fourth-quarter 2006 catastrophe losses, reflecting $46 million from severe storms during the period and $2 million of savings from development on prior period storms. $175 million in full-year 2006 catastrophe losses contributed 5.5 percentage points to the combined ratio.

Catastrophe Loss and Loss Expenses Incurred

(In millions, net of reinsurance)			Twelve months ended December 31, 2006
		Region	Commercial	Personal
Dates	Cause of loss		lines	lines	Total
Mar. 11-13	Wind, hail	Midwest, Mid-Atlantic	$29	$8	$37
Apr. 2-3	Wind, hail	Midwest	12	5	17
Apr. 6-8	Wind, hail	South	13	24	37
Apr. 13-15	Wind, hail	South	4	6	10
Jun. 18-22	Wind, hail, flood	South	3	2	5
Jul. 19-21	Wind, hail, flood	South	4	1	5
Aug. 23-25	Wind, hail, flood	Midwest	5	2	7
Oct. 2-4	Wind, hail, flood	Midwest	7	31	38
Nov. 30 - Dec. 3	Wind, hail, ice, snow	Midwest, South	4	4	8
Other 2006 and development on 2005 and prior catastrophes			8	3	11
Totals			$89	$86	$175

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Fourth-quarter 2006 net savings from favorable development on prior period reserves improved the combined ratio by 10.0 percentage points. In last year’s fourth quarter, savings improved the ratio by 10.3 percentage points.

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Full-year 2006 net savings from favorable development improved the combined ratio by 3.7 percentage points. In 2005, savings improved the ratio by 5.2 percentage points.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

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2007 property casualty reinsurance program finalized. Program updated to maintain balance between the cost of the programs and the level of risk retained. Estimated incremental premium increase of $22 million primarily due to higher rates.

2007 Reinsurance Programs

Treaties	Retention Summary	Comments
Property catastrophe treaty

For any one event:

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Retain 100% of first $45 million in losses

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Retain 5% of losses between $45 million and $200 million

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Retain 14% of losses between $200 million and $300 million

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Retain 18% of losses between $300 million and $500 million

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After reinsurance, our maximum exposure to a catastrophic event that caused $500 million in covered losses would be $103 million compared with $68 million in 2006. The largest catastrophe loss in our history was $87 million before reinsurance.

Property and casualty per risk treaties	For a single loss: • Retain 100% of first $4 million in losses • Retain 0% of losses between $4 million and $25 million • Obtain facultative reinsurance for losses above $25 million	• No changes in 2007
Casualty third excess treaty	• $25 million excess of $25 million	• No changes in 2007
Casualty fourth excess treaty	• $20 million excess of $50 million	• No changes in 2007

Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$589	$548	7.5	$2,442	$2,290	6.7

Earned premiums	$619	$576	7.4	$2,402	$2,254	6.6

Loss and loss expenses excluding catastrophes	357	280	27.1	1,377	1,222	12.7
Catastrophe loss and loss expenses	11	14	(18.0)	89	76	16.6
Commission expenses	113	114	(0.4)	444	438	1.4
Underwriting expenses	79	67	16.4	268	228	17.8
Policyholder dividends	4	(2)	300.9	16	5	208.1
Underwriting profit	$55	$103	(46.4)	$208	$285	(27.0)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	57.6%	48.7%		57.3%	54.2%
Catastrophe loss and loss expenses	1.9	2.4		3.7	3.4
Loss and loss expenses	59.5%	51.1%		61.0%	57.6%
Commission expenses	18.3	19.7		18.5	19.5
Underwriting expenses	12.6	11.7		11.1	10.1
Policyholder dividends	0.7	(0.4)		0.7	0.2
Combined ratio	91.1%	82.1%		91.3%	87.4%

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7.5 percent growth in fourth-quarter commercial lines net written premiums, with a 6.7 percent full-year increase.

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$80 million in new commercial lines business written directly by agencies in fourth-quarter 2006, up 4.9 percent. Full-year new commercial lines business rose 14.9 percent to record $324 million.

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91.3 percent full-year 2006 commercial lines combined ratio. The ratio rose 3.9 percentage points largely because of softer pricing, increasing loss severity, less savings from favorable development on prior period reserves and adoption of stock option expensing.

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Fourth-quarter 2006 net savings from favorable development on prior period reserves improved the commercial lines combined ratio by 10.0 percentage points. In last year’s fourth quarter, savings improved the ratio by 9.6 percentage points.

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Full-year 2006 net savings from favorable development improved the commercial lines combined ratio by 4.1 percentage points. In 2005, savings improved the ratio by 5.6 percentage points.

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1.0 percentage-point decrease in full-year commercial lines commission expense ratio, primarily due to lower profit-sharing commissions on lower overall underwriting profits.

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1.0 percentage-point increase in full-year commercial lines non-commission expense ratio, excluding policyholder dividends. Higher staffing expense was the primary reason for the increase, with stock option expense contributing 0.5 percentage-points to the ratio. Higher technology expense also contributed to the increase.

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Commercial casualty, commercial property and workers’ compensation – three of the company’s four largest commercial business lines – reported strong net written premium growth in 2006. Healthy new business and policy retention rates offset pricing pressures due to competitive market conditions. As expected, the fourth of the largest business lines – commercial auto – saw net written premiums decline slightly due to pricing.

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Continued strong commercial lines profitability although softer pricing, increased loss severity and changes in reserve development also affected comparisons for some business lines. For the second consecutive quarter, the commercial auto and workers’ compensation business lines experienced higher-than-anticipated new large losses. In the fourth quarter, new large losses in the commercial casualty business line also were higher than anticipated.

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2007 plans include integration with agency management systems for WinCPP®, the company’s online, real-time commercial lines rate quoting system used by all agencies. Plans also include roll-out of Businessowner (BOP) and Dentist’s Package Policy (DBOP) capabilities in 12 additional states for e-CLAS™, the company’s Web-based policy processing system currently used in seven states representing 44 percent of  BOP and DBOP premiums.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Personal Lines Insurance Operations

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$166	$179	(7.4)	$736	$786	(6.4)

Earned premiums	$183	$199	(8.0)	$762	$804	(5.3)

Loss and loss expenses excluding catastrophes	101	93	9.3	456	463	(1.5)
Catastrophe loss and loss expenses	33	30	10.2	86	51	69.8
Commission expenses	31	28	9.6	152	154	(1.6)
Underwriting expenses	29	26	10.0	95	91	4.2
Underwriting profit (loss)	$(11)	$22	(150.2)	$(27)	$45	(160.0)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	55.5%	46.8%		59.9%	57.6%
Catastrophe loss and loss expenses	17.9	14.9		11.3	6.3
Loss and loss expenses	73.4%	61.7%		71.2%	63.9%
Commission expenses	16.9	14.2		19.9	19.2
Underwriting expenses	15.7	13.1		12.5	11.3
Combined ratio	106.0%	89.0%		103.6%	94.4%

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7.4 percent decrease in fourth-quarter personal lines net written premiums, with a 6.4 percent full-year decrease, in part due to reduced pricing effective July 2006.

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17.6 percent increase in new personal lines business written directly by agencies for the second half of 2006, following the pricing changes that improved agents’ ability to market personal lines. With pricing reduced to better compete in the current market, agents had more opportunity to sell service and value, contributing to improved policy retention and new business growth.

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Fourth-quarter 2006 personal lines new business rose 21.3 percent to $9 million. Second-half new business growth offset the decline in the first half of 2006, leading to 1.6 percent full-year new business growth.

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103.6 percent 2006 personal lines combined ratio. The 9.2 percentage-point increase reflected a 5.0 percentage point rise in catastrophe losses. Other factors included the decline in earned premiums, less savings from favorable development on prior period reserves, the third-quarter 2006 uptick in loss severity and higher expenses.

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Fourth-quarter 2006 net savings from favorable development on prior period reserves improved the personal lines combined ratio by 9.6 percentage points. In last year’s fourth quarter, savings improved the ratio by 12.5 percentage points.

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Full-year 2006 net savings from favorable development improved the personal lines combined ratio by 2.4 percentage points. In 2005, savings improved the ratio by 4.3 percentage points.

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0.7 percentage-point increase in full-year personal lines commission expense ratio, primarily because of higher contingent commissions due to accrual and allocation adjustments.

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1.2 percentage point increase in personal lines non-commission expense ratio. Higher staffing expense contributed to the increase, with stock option expense adding 0.5 percentage-points to the ratio. Higher technology expense was the other significant factor in the increase.

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82 percent of agencies writing personal lines policies now use Diamond, the company’s personal lines policy processing system. Approximately 90 percent of total 2006 personal lines earned premium volume was written in the 13 active Diamond states. Agents in Pennsylvania and Virginia will begin using Diamond early this year, with several other states planned for later in 2007.

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Personal auto – the company’s largest personal business line – reported another full year of healthy profitability despite a fourth-quarter uptick in the loss ratio.

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Homeowner results reflected higher catastrophe losses as well as industrywide trends of higher material costs, increased insured property values and rising deductibles. Loss severity returned to a more normal level after rising in the third quarter.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Life Insurance Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Written premiums	$41	$43	(5.1)	$161	$205	(21.3)

Earned premiums	$31	$28	10.5	$115	$106	7.9
Investment income, net of expenses	27	26	4.0	108	99	8.4
Other income	1	1	(2.3)	3	4	(0.2)
Total revenues, excluding realized investment gains and losses	59	55	7.2	226	209	8.0
Policyholder benefits	30	25	22.9	122	102	20.1
Expenses	18	15	17.7	51	52	(1.8)
Total benefits and expenses	48	40	20.9	173	154	12.6
Net income before income tax and realized investment gains and losses	11	15	(29.5)	53	55	(5.0)
Income tax	4	6	(36.0)	19	19	(1.9)
Net income before realized investment gains and losses	$7	$9	(25.5)	$34	$36	(6.6)

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$161 million in full-year 2006 total life insurance segment net written premiums, compared with $205 million in 2005. Written premiums include life insurance, annuity and accident and health premiums.

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12.7 percent increase to $127 million in statutory written premiums for term and other life insurance products in 2006. Since late 2005, the company has de-emphasized annuities because of an unfavorable interest rate environment. Statutory written annuity premiums decreased to $30 million in 2006 from $88 million in 2005.

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27.2 percent rise in 2006 term life insurance written premiums reflecting competitive advantages of offering competitive, up-to-date products, providing close personal attention and exhibiting financial strength and stability.

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10.6 percent rise in face amount of life policies in force to $56.871 billion at year-end 2006, from $51.493 billion at year-end 2005.

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$19 million increase in full-year 2006 benefits and expenses compared with 2005, principally due to reserve and mortality expense increases associated with growth and aging of  life insurance in force. Mortality experience remained within pricing guidelines. Adoption of stock option expensing contributed approximately $1 million to operating expenses.

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2007 plans include enhancement of term and other life insurance products, including an expanded worksite product portfolio, and introduction of two new universal and whole life products. The priority continues to be expansion within the insurance agencies currently marketing our property casualty insurance products.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Investment Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2006	2005	Change %	2006	2005	Change %
Investment income:
Interest	$75	$72	3.9	$300	$280	7.1
Dividends	68	63	7.4	262	244	7.5
Other	4	2	133.2	15	8	90.0
Investment expenses	(2)	(1)	(34.2)	(7)	(6)	(19.3)
Total net investment income	145	136	6.7	570	526	8.4
Investment interest credited to contract holders	(14)	(13)	(4.8)	(54)	(51)	(5.7)
Net realized investment gains and losses:
Realized investment gains and losses	11	28	(60.9)	678	69	883.0
Change in valuation of embedded derivatives	2	(5)	131.0	7	(7)	200.7
Other-than-temporary impairment charges	0	0	(100.0)	(1)	(1)	41.7
Net realized investment gains (losses)	13	23	(46.6)	684	61	1,026.0
Investment operations income	$144	$146	(1.5)	$1,200	$536	124.0

•

6.7 percent increase in fourth-quarter pretax net investment income with 8.4 percent increase for the year. Fifth Third Bancorp, the company’s largest equity holding, contributed 43.8 percent of 2006 full-year dividend income.

•

Growth in investment income reflected new investments, higher interest income from the growing fixed-maturity portfolio and increased dividend income from the common stock portfolio. In addition, proceeds from the sale of the Alltel Corporation holding used to make the applicable tax payments in 2006 were invested in short-term instruments that generated approximately $5 million in interest income in 2006.

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$16 million annually in additional investment income expected during 2007 from dividend increases announced during 2006 by Fifth Third and another 37 of the 50 common stock holdings in the equity portfolio.

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$684 million in full-year 2006 net realized investment gains (pretax), including $647 million from the first-quarter sale of the company’s holdings of Alltel common stock.

Balance Sheet

(Dollars in millions except share data)			At December 31,
			2006	2005
Balance sheet data
Invested assets			$13,759	$12,702
Total assets			17,222	16,003
Short-term debt			49	0
Long-term debt			791	791
Shareholders' equity			6,808	6,086
Book value per share			39.38	34.88
Debt-to-capital ratio			11.0%	11.5%

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2006	2005	2006	2005
Performance measures
Comprehensive income	$416	$137	$1,025	$99
Return on equity	7.9%	12.1%	14.4%	9.8%
Return on equity based on comprehensive income	25.1	9.1	15.9	1.6

•

Book value of $39.38 at year-end 2006, up $4.50 from year-end 2005 level. Invested assets rose from year-end 2005 because of new investments and appreciation in the equity portfolio. Equity portfolio returned 16.1 percent in 2006 compared with a 15.8 percent return for the Standard & Poor’s 500 Index.

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$4.723 billion in statutory surplus for the property casualty insurance group at year-end 2006, up from $4.194 billion at year-end 2005. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 97.3 percent at year-end 2006, compared with 97.0 percent at year-end 2005.

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31.5 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at year-end 2006, comfortably within management’s below-40 percent target.

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504,221 shares repurchased in fourth quarter. Full-year 2006 repurchases totaled 2,646,787 shares for a total cost of $118 million.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2005 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•

Increased frequency and/or severity of claims

•

Inaccurate estimates or assumptions used for critical accounting estimates

•

Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•

Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

○

Downgrade of the company’s financial strength ratings,

○

Concerns that doing business with the company is too difficult or

○

Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

•

Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•

Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•

Increased competition that could result in a significant reduction in the company’s premium growth rate

•

Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•

Actions of insurance departments, state attorneys general or other regulatory agencies that:

○

Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

○

Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

○

Increase our expenses

○

Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

○

Limit our ability to set fair, adequate and reasonable rates

○

Place us at a disadvantage in the marketplace or

○

Restrict our ability to execute our business model, including the way we compensate agents

•

Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third Bancorp (NASDAQ:FITB) shares, a significant equity holding

•

Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•

Events that lead to a significant decline in the value of a particular security and impairment of the asset

•

Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

•

Adverse outcomes from litigation or administrative proceedings

•

Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•

Events, such as an avian flu epidemic, natural catastrophe or construction delays, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation

Consolidated Balance Sheets

(Dollars in millions except per share data)	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Investments
Fixed maturities, at fair value (amortized cost: 2006—$5,739; 2005—$5,387)	$5,805	$5,476
Equity securities, at fair value (cost: 2006—$2,621; 2005—$2,128)	7,799	7,106
Short-term investments, at fair value (amortized cost: 2006—$95; 2005—$75)	95	75
Other invested assets	60	45
Cash and cash equivalents	202	119
Investment income receivable	121	117
Finance receivable	108	105
Premiums receivable	1,128	1,116
Reinsurance receivable	683	681
Prepaid reinsurance premiums	13	14
Deferred policy acquisition costs	453	429
Land, building and equipment, net, for company use (accumulated depreciation: 2006—$261; 2005—$232)	193	168
Other assets	58	66
Separate accounts	504	486
Total assets	$17,222	$16,003

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$3,896	$3,661
Life policy reserves	1,409	1,343
Unearned premiums	1,579	1,559
Other liabilities	533	455
Deferred income tax	1,653	1,622
Notes payable	49	0
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debenture due 2028	392	392
Separate accounts	504	486
Total liabilities	10,414	9,917

SHAREHOLDERS' EQUITY
Common stock, par value-$2 per share; authorized: 2006-500 million shares, 2005- 500 million shares; issued: 2006-196 million shares, 2005-194 million shares	391	389
Paid-in capital	1,015	969
Retained earnings	2,786	2,088
Accumulated other comprehensive income	3,379	3,284
Treasury stock at cost (2006—23 million shares, 2005—20 million shares)	(763)	(644)
Total shareholders' equity	6,808	6,086
Total liabilities and shareholders' equity	$17,222	$16,003

Cincinnati Financial Corporation

Consolidated Statements of Income

(In millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
REVENUES
Earned premiums
Property casualty	$802	$775	$3,163	$3,058
Life	31	28	115	106
Investment income, net of expenses	145	136	570	526
Realized investment gains and losses	12	23	684	61
Other income	5	5	18	16
Total revenues	995	967	4,550	3,767

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	532	442	2,128	1,911
Commissions	153	151	630	627
Other operating expenses	100	76	354	302
Taxes, licenses and fees	19	19	77	72
Increase in deferred policy acquisition costs	5	5	(21)	(19)
Interest expense	14	13	53	51
Total benefits and expenses	823	706	3,221	2,944

INCOME BEFORE INCOME TAXES	172	261	1,329	823

PROVISION (BENEFIT) FOR INCOME TAXES
Current	41	61	404	188
Deferred	1	17	(5)	33
Total provision for income taxes	42	78	399	221

NET INCOME	$130	$183	$930	$602

PER COMMON SHARE
Net income—basic	$0.75	$1.04	$5.36	$3.44
Net income—diluted	$0.75	$1.03	$5.30	$3.40

Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For the fourth-quarter and year ended December 31, 2005, diluted net income would have been reduced by approximately 2 cents and 8 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

***

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures

(See attached tables for 2006 and 2005 data; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•

Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•

Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•

Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•

Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•

Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•

Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

•

One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

○

In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

○

In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

○

In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05

Net income	$130	$115	$132	$552	$183	$117	$158	$144	$684	$302	$800	$419	$930	$602
One-time item	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net income before one-time item	130	115	132	552	183	117	158	144	684	302	800	419	930	602
Net realized investment gains and losses	8	0	6	421	16	10	8	6	426	14	427	24	434	40
Operating income before one-time item	122	115	126	131	167	107	150	138	258	288	373	395	496	562
Less catastrophe losses	(29)	(18)	(41)	(26)	(28)	(43)	(9)	(2)	(67)	(11)	(85)	(54)	(113)	(82)
Operating income before catastrophe losses and one-time item	$151	$133	$167	$157	$195	$150	$159	$140	$325	$299	$458	$449	$609	$644

Diluted per share data
Net income	$0.75	$0.66	$0.76	$3.13	$1.03	$0.66	$0.89	$0.81	$3.90	$1.70	$2.13	$2.37	$5.30	$3.40
One-time item	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Net income before one-time item	0.75	0.66	0.76	3.13	1.03	0.66	0.89	0.81	3.90	1.70	2.13	2.37	5.30	3.40
Net realized investment gains and losses	0.05	0.00	0.04	2.39	0.09	0.05	0.05	0.03	2.43	0.08	2.43	0.14	2.48	0.23
Operating income before one-time item	0.70	0.66	0.72	0.74	0.94	0.61	0.84	0.78	1.47	1.62	4.56	2.23	2.82	3.17
Less catastrophe losses	(0.16)	(0.10)	(0.24)	(0.14)	(0.16)	(0.24)	(0.05)	(0.01)	(0.38)	(0.06)	(0.48)	(0.30)	(0.65)	(0.46)
Operating income before catastrophe losses and one-time item	$0.86	$0.76	$0.96	$0.88	$1.10	$0.85	$0.89	$0.79	$1.85	$1.68	$5.04	$2.53	$3.47	$3.63

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)	$785	$787	$804	$796	$765	$764	$780	$787	$1,600	$1,567	$2,387	$2,332	$3,172	$3,097
Written premium adjustment – statutory only	(30)	(7)	10	33	(38)	(3)	10	10	43	20	36	17	6	(21)
Reported written premiums (statutory)*	$755	$780	$814	$829	$727	$761	$790	$797	$1,643	$1,587	$2,423	$2,349	$3,178	$3,076
Unearned premiums change	13	11	(21)	(51)	48	4	(25)	(44)	(72)	(73)	(60)	(66)	(66)	(19)
Earned premiums	$802	$791	$793	$778	$775	$765	$765	$753	$1,571	$1,518	$2,362	$2,283	$3,164	$3,058

Statutory combined ratio
Reported statutory combined ratio*	95.9%	96.4	93.7%	89.6%	85.8%	96.6%	86.6%	87.3%	91.7%	86.9%	93.2%	90.1%	93.9%	89.0%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	95.9%	96.4%	93.7%	89.6%	85.8%	96.6%	86.6%	87.3%	91.7%	86.9%	93.2%	90.1%	93.9%	89.0%
Less catastrophe losses	5.5	3.5	8.0	5.0	5.6	8.6	2.0	0.3	6.5	1.1	5.5	3.6	5.5	4.1
Adjusted statutory combined ratio excluding catastrophe losses	90.4%	92.9%	85.7%	84.6%	80.2%	88.0%	84.6%	87.0%	85.2%	85.8%	87.7%	86.5%	88.4%	84.9%

Reported commission expense ratio*	19.9%	19.3%	17.6%	18.1%	20.4%	20.3%	19.3%	16.8%	17.9%	18.0%	18.3%	18.8%	18.7%	19.2%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted commission expense ratio	19.9%	19.3%	17.6%	18.1%	20.4%	20.3%	19.3%	16.8%	17.9%	18.0%	18.3%	18.8%	18.7%	19.2%

Reported other expense ratio*	13.4%	11.9%	10.8%	10.8%	11.6%	10.8%	10.3%	9.8%	10.8%	10.0%	11.2%	10.2%	11.7%	10.5%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted other expense ratio	13.4%	11.9%	10.8%	10.8%	11.6%	10.8%	10.3%	9.8%	10.8%	10.0%	11.2%	10.2%	11.7%	10.5%

Reported statutory expense ratio*	33.3%	31.2%	28.4%	28.9%	32.0%	31.1%	29.6%	26.6%	28.7%	28.0%	29.5%	29.0%	30.4%	29.7%
Written premium adjustment – statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory expense ratio	33.3%	31.2%	28.4%	28.9%	32.0%	31.1%	29.6%	26.6%	28.7%	28.0%	29.5%	29.0%	30.4%	29.7%

GAAP combined ratio
GAAP combined ratio	94.5%	96.1%	94.5%	92.0%	83.9%	96.6%	87.5%	88.9%	93.3%	88.2%	94.2%	91.0%	94.3%	89.2%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one-time item	94.5%	96.1%	94.5%	92.0%	83.9%	96.6%	87.5%	88.9%	93.3%	88.2%	94.2%	91.0%	94.3%	89.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)	$618	$589	$593	$635	$584	$547	$557	$617	$1,228	$1,174	$1,817	$1,721	$2,435	$2,306
Written premium adjustment -- statutory only	(29)	(7)	10	33	(36)	(1)	9	12	43	21	36	20	7	(16)
Reported written premiums (statutory)*	$589	$582	$603	$668	$548	$546	$566	$629	$1,271	$1,195	$1,853	$1,741	$2,442	$2,290
Unearned premiums change	30	20	(4)	(86)	28	18	(3)	(78)	(90)	(81)	(69)	(63)	(40)	(36)
Earned premiums	$619	$602	$599	$582	$576	$564	$563	$551	$1,181	$1,114	$1,783	$1,678	$2,402	$2,254

Statutory combined ratio
Reported statutory combined ratio*	92.4%	94.1	89.6%	87.5%	84.3%	95.5%	83.9%	85.5%	88.6%	84.6%	90.3%	88.1%	90.8%	87.1%
Written premium adjustment -- statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	92.4%	94.1%	89.6%	87.5%	84.3%	95.5%	83.9%	85.5%	88.6%	84.6%	90.3%	88.1%	90.8%	87.1%
Less catastrophe losses	1.9	2.3	5.6	5.1	2.4	9.5	0.4	1.1	5.3	0.8	4.3	3.6	3.7	3.4
Adjusted statutory combined ratio excluding catastrophe losses	90.5%	91.8%	84.0%	82.4%	81.9%	86.0%	83.5%	84.4%	83.3%	83.8%	86.0%	84.5%	87.1%	83.7%

GAAP combined ratio
GAAP combined ratio	91.1%	93.4%	90.3%	90.5%	82.1%	95.2%	84.8%	87.5%	90.4%	86.1%	91.4%	89.2%	91.3%	87.4%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one-time item	91.1%	93.4%	90.3%	90.5%	82.1%	95.2%	84.8%	87.5%	90.4%	86.1%	91.4%	89.2%	91.3%	87.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)	$167	$198	$211	$161	$181	$217	$223	$170	$372	$393	$570	$611	$737	$791
Written premium adjustment -- statutory only	(1)	0	0	0	(2)	(2)	1	(2)	0	(1)	0	(3)	(1)	(5)
Reported written premiums (statutory)*	$166	$198	$211	$161	$179	$215	$224	$168	$372	$392	$570	$608	$736	$786
Unearned premiums change	(17)	(9)	(17)	35	20	(14)	(22)	34	18	8	9	(3)	(26)	17
Earned premiums	$183	$189	$194	$196	$199	$201	$202	$202	$390	$404	$579	$605	$762	$804

Statutory combined ratio
Reported statutory combined ratio*	107.7%	104.0%	106.4%	98.1%	90.1%	99.9%	93.6%	94.0%	101.6%	93.7%	102.3%	95.7%	103.6%	94.3%
Written premium adjustment -- statutory only	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm	nm
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Adjusted statutory combined ratio	107.7%	104.0%	106.4%	98.1%	90.1%	99.9%	93.6%	94.0%	101.6%	93.7%	102.3%	95.7%	103.6%	94.3%
Less catastrophe losses	17.9	7.0	15.6	5.0	14.9	6.3	6.2	2.0	10.3	2.1	9.2	3.5	11.3	6.3
Adjusted statutory combined ratio excluding catastrophe losses	89.8%	97.0%	90.8%	93.1%	75.2%	93.6%	87.4%	96.0%	91.3%	91.6%	93.1%	92.2%	92.3%	88.0%

GAAP combined ratio
GAAP combined ratio	106.0%	104.4%	107.6%	96.4%	89.0%	100.5%	95.3%	92.7%	102.0%	94.0%	102.8%	96.1%	103.6%	94.4%
One-time item	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
GAAP combined ratio before one-time item	106.0%	104.4%	107.6%	96.4%	89.0%	100.5%	95.3%	92.7%	102.0%	94.0%	102.8%	96.1%	103.6%	94.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.